Contact:	June 1, 2007
Jan Mitchell, PacifiCorp, 503-813-7281	FOR IMMEDIATE RELEASE

PacifiCorp extends exchange offer for first mortgage bonds

PORTLAND, Ore. — PacifiCorp announced today that it has extended its offer to exchange up to $350,000,000 in aggregate principal amount of new registered 6.10 percent First Mortgage Bonds due Aug. 1, 2036, for up to $350,000,000 in aggregate principal amount of its currently outstanding 6.10 percent First Mortgage Bonds due Aug. 1, 2036. The offer has been extended to 5 p.m. New York City time, June 6, 2007.

The extension of the exchange offer has been made to allow holders of outstanding original bonds who have not yet tendered their original bonds for exchange to do so. As of the close of business June 1, 2007, approximately $343,300,000 in aggregate principal amount of the original bonds had been validly tendered for exchange and not withdrawn.

The exchange offer originally was scheduled to expire at 5 p.m., New York City time, June 1, 2007. Other than the extension described in this announcement, all terms of the exchange offer remain unchanged.

This announcement does not constitute an offer to sell or buy any security or a solicitation of any offer to buy securities. The exchange offer is made by means of a prospectus dated May 2, 2007, which has been filed with the U.S. Securities and Exchange Commission.

PacifiCorp is a regulated electricity company serving approximately 1.7 million retail customers. PacifiCorp operates as Pacific Power in Oregon, Washington and California, and as Rocky Mountain Power in Utah, Wyoming and Idaho. PacifiCorp is an indirect subsidiary of MidAmerican Energy Holdings Company, a global provider of energy services based in Des Moines, Iowa. Information on PacifiCorp is available on the Internet at www.pacificorp.com.